UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 7, 2009

MOST HOME CORP.
(Exact name of Registrant as specified in its charter)

Nevada	0-29067	98-0173359
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer
Identification No.)

Unit 1- 11491 Kingston Street, Maple Ridge, British Columbia, Canada V2X 0Y6
(Address of principal executive office, including Zip Code)

Registrant’s telephone number, including area code: (604) 460-2500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.01 Regulation FD Disclosure

On June 25, 2009, the Company entered into a Warrant Repricing Agreement, in the form filed herewith as Exhibit 10.1 (the “Warrant Repricing Agreement”), with the persons listed on Exhibit A to the Warrant Repricing Agreement (collectively, the “Holders”) of the Company to reprice and reissue warrants totaling 8,146,487 (the “Repriced Warrants”). Of the warrants to be repriced and reissued, 3,400,237 had expired prior to the Warrant Repricing Agreement and 4,746,250 remained outstanding for cancellation (the “Existing Warrants”). The parties to the Warrant Repricing Agreement agreed to cancel the Existing Warrants and issue in their place, on a one to one basis, new warrants to purchase shares of the common stock (the “Repriced Warrants”) of the Company. The Repriced Warrants have an exercise price per share of $0.15 for a period of five (5) years from the date of issuance.

On July 31, 2009, the Company entered into a Memorandum of Understanding, in the form filed herewith as Exhibit 10.2 (the “Memorandum of Understanding”), with the former shareholders of Netupdate (collectively, the “Former Shareholders”) to agree on earnout shares due to the Former Shareholders originating from the Company’s acquisition of Netupdate on January 11, 2008 and the subsequent sale of the business on March 5, 2009. The Former Shareholders agreed to a total earnout of 10,329,135 shares of common stock of the Company as a complete settlement of all shares due to the Former Shareholders in regards to revenue sharing on total platform revenue gross margin through July 31, 2009 and a percentage of proceeds from the sale of Netupdate on March 5, 2009.

Item 8.01 Voluntary Disclosure

On June 26, 2009 the Company received a letter from the British Columbia Securities Commission (the “BCSC”), in the form filed herewith as Exhibit 10.3 (the “Cease Trade Order”),

which applied a cease trade order on the Company for all securities trading activities in British Columbia, Canada.

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Warrant Repricing Agreement, dated June 25, 2009, between the Company and the persons listed on Exhibit A thereto.

10.2	Memorandum of Understanding, dated July 31, 2009, between the Company and former Netupdate shareholders.

10.3	Cease trade order, dated June 26, 2009, from the BCSC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOST HOME CORP.

Date: January 11, 2010	By:	/s/ Ken Galpin
Ken Galpin, CEO